As filed with the Securities and Exchange Commission on December 18, 2017
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

TEAM, INC.
(Exact name of registrant as specified in its charter)

Delaware	74-1765729
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
13131 Dairy Ashford, Suite 600 Sugar Land, Texas	77478
(Address of Principal Executive Offices)	(Zip Code)

Team, Inc. Salary Deferral Plan and Trust
(Full title of the plan)

André C. Bouchard
Executive Vice President, Administration, Chief Legal Officer & Secretary
13131 Dairy Ashford, Suite 600
Sugar Land, Texas 77478
(Name and address of agent for service)

(281) 331-6154
(Telephone number, including area code, of agent for service)

With Copy to:
Locke Lord LLP
600 Travis, Suite 2800
Houston, Texas 77002
(713) 226-1200
Attention: David Taylor

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE:

Title of securities to be registered	Amount to be registered(1)(2)	Proposed maximum offering price per share (3)	Proposed maximum aggregate offering price(3)	Amount of registration fee
Common Stock, $0.30 par value per share	2,000,000 shares	$13.67	$27,340,000.00	$3,403.83

(1)
This Registration Statement registers 2,000,000 additional shares of common stock, $0.30 par value per share (“Common Stock”), of Team, Inc. (the “Registrant” or the “Company”) that are being registered pursuant to the Team, Inc. Salary Deferral Plan and Trust (the “Plan”). We have previously registered 400,000 shares issuable under the Plan (Registration Statement No. 333-74062).

(2)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), there are also registered hereby such indeterminate number of shares of Common Stock as may become issuable by reason of any stock splits, stock dividends or other similar transactions. Pursuant to Rule 416(c) under the Securities Act, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Plan.

(3)
Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) and (h)(1) under the Securities Act, based upon the average of the high and low prices for the Common Stock reported on The New York Stock Exchange on December 13, 2017.

EXPLANATORY NOTE
This Registration Statement on Form S-8 (this “Registration Statement”) is filed pursuant to General Instruction E to Form S-8 under the Securities Act of 1933, as amended, for the purpose of registering 2,000,000 additional shares of Common Stock of the Registrant to be issued pursuant to the Plan. The contents of the Registrant’s previously filed Form S-8 Registration Statement, Registration No. 333-74062, as filed with the Securities and Exchange Commission (the “SEC”) on November 28, 2001, together with all exhibits filed therewith or incorporated therein by reference, to the extent not otherwise amended or superseded by the contents hereof or otherwise, are hereby incorporated by reference in this Registration Statement.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.
The following documents have been filed by Registrant with the SEC and are incorporated into this Registration Statement by reference:

•
Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, filed with the SEC on March 16, 2017 (including portions of the Registrant’s Proxy Statement for its 2017 annual meeting of stockholders filed with the SEC on April 12, 2017 to the extent specifically incorporated by reference into such Form 10-K);

•	Registrant’s Salary Deferral Plan and Trust Annual Report on Form 11-K for the year ended December 31, 2016, filed with the SEC on June 29, 2017;

•
Registrant’s Quarterly Reports on Form 10-Q for the quarter ended March 31, 2017, filed with the SEC on May 10, 2017, for the quarter ended June 30, 2017, filed with the SEC on August 8, 2017, and for the quarter ended September 30, 2017, filed with the SEC on November 9, 2017;

•
Registrant’s Current Reports on Form 8-K dated January 5, 2017, May 19, 2017, July 21, 2017, July 24, 2017, July 26, 2017, July 31, 2017, and September 19, 2017, and Form 8-K/A dated May 19, 2017 (to the extent filed not furnished); and

•
The description of Registrant’s Common Stock contained in its registration statements filed pursuant to Section 12 of the Securities Exchange Act, of 1934, as amended (the “Exchange Act”) and any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Company or the Team, Inc. Salary Deferral Plan and Trust (the “Plan”) pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, subsequent to the filing hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement. Unless expressly incorporated into this Registration Statement, a report (or portion thereof) “furnished” on a Current Report on Form 8-K shall not be incorporated by reference into this Registration Statement. To the extent that any proxy statement is incorporated herein by reference, such incorporation shall not include any information contained in such proxy statement which is not, pursuant to the SEC’s rules, deemed to be “filed” with the SEC or subject to the liabilities of Section 18 of the Exchange Act.

Item 5.    Interests of Named Experts and Counsel.

None.

Item 6.    Indemnification of Directors and Officers

Reference is made to the provisions of Delaware General Corporation Law (“DGCL”), Article V of the Amended and Restated Bylaws of the Company (the “Bylaws”) and Article X of the Amended and Restated Certificate of Incorporation of the Company.

The Company is a Delaware corporation subject to the applicable indemnification provisions of the DGCL. Section 145 of the DGCL provides for the indemnification, under certain circumstances, of persons who are or were directors, officers, employees or agents of a corporation, or are or were serving at the request of a corporation in such a capacity with another business organization or entity, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in actions, suits or proceedings, whether civil, criminal, administrative, or investigative, brought or threatened against or involving such persons because of such person’s service in any such capacity. In the case of actions brought by or in the right of a corporation, Section 145 provides for indemnification of expenses (including attorneys’ fees) if the person seeking indemnification acted in good faith and in a manner that such person reasonably believed to be in or not opposed to the best interests of the corporation; provided, however, that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged liable to the corporation unless, upon a determination by the Court of Chancery or the court in which such action or suit was brought, despite the adjudication of liability but in view of all the circumstances of the case, such person is reasonably and fairly entitled to indemnity for such expenses.

The Bylaws provide that any person who was or is made a party or who is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative (a “proceeding”) by reason of the fact that such person is or was a director or an officer of the Company, while serving as a director or officer of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Company to the fullest extent authorized by the DGCL against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such person in connection with such proceeding, provided that, except under limited circumstances with respect to proceedings to enforce rights to indemnification, the Company shall indemnify any such person in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized in the first instance by the Board of Directors of the Company.

The Bylaws further provide that the right to indemnification as set forth in the Bylaws includes the right to be paid by the Company the expenses (including attorneys’ fees) incurred in defending any such proceeding in advance of its final disposition (an “advancement of expenses”); provided, however, that if the DGCL requires an advancement of expenses incurred by such person his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Company of an undertaking (hereinafter, an “undertaking”), by or on behalf of such person, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such person is not entitled to be indemnified for such expenses under the Bylaws or otherwise.

The Bylaws further provide that the Company may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Company to the fullest extent of the provisions of Article V of the Bylaws with respect to the indemnification and advancement of expenses of directors and officers of the Company.

The Amended and Restated Certificate of Incorporation of the Company provides that no director shall be personally liable to the Company or its stockholders for monetary damages in breach of fiduciary duty as a director other than liability (i) for any breach of the director’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for any payment of a dividend or approval of a stock repurchase that is illegal under Section 174 of the DGCL; or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director will automatically be deemed eliminated and limited to the fullest extent permitted by the DGCL as so amended.

The Company has purchased and intends to maintain insurance on its behalf and on behalf of any person who is or was a director or officer against any loss arising from any claim asserted against him or her and incurred by him or her in that capacity, subject to certain exclusions and limits of the amount of coverage.

The above discussions of Section 145 of the DGCL and of the Company’s Amended and Restated Certificate of Incorporation and Bylaws are not intended to be exhaustive and each is respectively qualified in its entity by reference to the applicable statute and the Company’s Amended and Restated Certificate of Incorporation and Bylaws.

Item 7.    Exemption From Registration Claimed.

Not Applicable.

Item 8.    Exhibits

4.1	Amended and Restated Articles of Incorporation of Registrant (filed as Exhibit 3.1 to Registrant’s Current Report on Form 8-K filed on December 2, 2011, incorporated by reference herein).

4.2
Certificate of Amendment of Amended and Restated Certificate of Incorporation of the Registrant, dated October 24, 2013 (filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on October 25, 2013, incorporated by reference herein).

4.3	Amended and Restated Bylaws of Registrant (filed as Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q filed with the SEC on April 8, 2014).

4.4	Certificate representing shares of common stock of the Registrant (filed as Exhibit 4(1) to the Registrant’s Registration Statement on Form S-1, File No. 2-68928).

5.1*	Opinion of Locke Lord LLP.

23.1*	Consent of KPMG LLP.

23.2*	Consent of Melton & Melton, L.L.P.

23.3*	Consent of Locke Lord LLP (included in the opinion of Locke Lord LLP filed as Exhibit 5.1 hereto).

24.1*	Power of Attorney (included on the signature page hereto).

99.1*	Basic Plan Document for Team. Inc. Salary Deferral Plan and Trust.

99.2*	Adoption Agreement for Team, Inc Salary Deferral Plan and Trust.

*Filed herewith

Note: Unless otherwise indicated, documents incorporated by reference are located under SEC file number 001-08604.

Item 9.    Undertakings

(a) The Company hereby undertakes:

(1)	to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)
to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2)
that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sugar Land, State of Texas, on December 18, 2017.

TEAM, INC.

By:	/s/ Gary G. Yesavage
Gary G. Yesavage
Interim Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints each of Greg L. Boane and André C. Bouchard, or either of them, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same and all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting said attorney-in-fact and agent, and either of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or either of them, or his or her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Gary G. Yesavage	Interim Chief Executive Officer and Director	December 18, 2017
Gary G. Yesavage	(Principal Executive Officer)

/s/ Greg L. Boane	Executive Vice President, Chief Financial Officer, and Treasurer	December 18, 2017
Greg L. Boane	(Principal Financial Officer and Principal Accounting Officer)

/s/ Jeffery G. Davis	Director	December 18, 2017
Jeffery G. Davis

/s/ Sylvia J. Kerrigan	Director	December 18, 2017
Sylvia J. Kerrigan

/s/ Emmett J. Lescroart	Director	December 18, 2017
Emmett J. Lescroart

/s/ Michael A. Lucas	Director	December 18, 2017
Michael A. Lucas

/s/ Louis A. Waters	Director	December 18, 2017
Louis A. Waters